MEAD JOHNSON NUTRITION
REPORTS FIRST QUARTER 2017 RESULTS

CHICAGO, Ill., April 27, 2017 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended March 31, 2017.

Highlights are as follows:

•	Net sales were 8% below the prior year quarter on a reported basis and 5% below the prior year quarter on a constant dollar basis.(1)

•
Gross Margin was 62.6% for the first quarter 2017, which was 130 basis points below the prior year quarter on a GAAP basis and 150 basis points below the prior year quarter on a non-GAAP basis. Benefits from lower dairy costs and price increases were more than offset by higher costs for new premium products, increased trade investments and adverse foreign exchange.

•	Advertising and Promotion increased 6% in the first quarter compared to the prior year quarter, primarily as a result of investments to support product launches and the channel transition in China.

•	Selling, general and administrative expenses decreased 3% in the first quarter compared to the prior year quarter primarily due to beneficial foreign currency translation.

•
Earnings before Interest and Income Taxes (EBIT) was 3% higher in the first quarter compared to the prior year quarter. Reduced gross profit from lower sales and adverse foreign exchange in the first quarter of 2017 were less than the impact of the prior year Venezuela charges. Excluding Specified Items and the impact of foreign exchange, non-GAAP EBIT was 22% below the prior year quarter due to lower sales and reduced gross margin.

•	In the quarter, the company's effective tax rate (ETR) was 8.1%, primarily reflecting the timing of foreign tax credit recognition associated with the repatriation of foreign earnings.

•
Earnings per Share (EPS) for the first quarter of 2017 was $0.65 compared to $0.39 in the prior year quarter. Excluding Specified Items, non-GAAP EPS on a constant dollar basis for the first quarter of 2017 was $0.80, which excludes $0.06 of adverse foreign currency impacts, compared to $0.87 in the prior year quarter.

Kasper Jakobsen, Chief Executive Officer, said “Our first quarter of the year results were much as expected. Comparisons to last year were impacted by one-time events in both the base year period and the current period. While we are addressing challenges across the business, we importantly remain on track in China, where our new products continue to deliver strong growth for us and the channel transition to an online model in Hong Kong continues to accelerate.”

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release and in the schedules titled “Reconciliation of non-GAAP to GAAP Results.” Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of non-GAAP to GAAP Results.”

First Quarter 2017
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended March 31,				% Change		% Change Due to
Net Sales	2017	% of Total	2016	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$434.1	49%	$500.6	52%	(13)%	(10)%	(10)%	—%	(3)%
Latin America	156.2	18%	160.3	17%	(3)%	6%	(5)%	11%	(9)%
North America/Europe	293.2	33%	301.2	31%	(3)%	(2)%	(6)%	4%	(1)%
Net Sales	$883.5	100%	$962.1	100%	(8)%	(5)%	(8)%	3%	(3)%

•
In Asia, first quarter sales were 13% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign exchange, mainly in China. On a constant dollar basis, sales were 10% below the prior year quarter driven by volume declines. China was impacted by lower cross-border trade, reduced demand for locally manufactured products and lower promotional activities related to the Chinese new year. Such declines were partially offset by improved market share within growing channels, including the successful launch of imported premium products and a shift to e-commerce in the Hong Kong channel. Market share weakness and retail inventory adjustments continued to negatively impact sales volume, particularly in the Philippines.

•
In Latin America, first quarter sales were 3% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign exchange, primarily in Mexico. On a constant dollar basis, net sales were 6% above the prior year quarter. Price increases across the segment, most noticeably in Mexico, more than offset the impact of market share losses following competitive pricing in Colombia.

•
In North America/Europe, first quarter sales were 3% below the prior year quarter on a reported basis and 2% on a constant dollar basis. Sales in the U.S. were below the prior year quarter due to current year market share weakness and the beneficial timing of 2016 retail shipments. In the U.S., price increases taken in the second quarter of 2016 benefited the first quarter 2017 comparison. In Canada, sales of infant products increased compared to the prior year quarter.

	Three Months Ended March 31,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2017	% of Sales	2016	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$116.8	27%	$169.1	34%	(31)%	(27)%	(4)%
Latin America	39.8	26%	40.8	26%	(2)%	13%	(15)%
North America/Europe	69.0	24%	82.0	27%	(16)%	(15)%	(1)%
Corporate and Other (a)	(70.5)		(141.8)		50%
GAAP EBIT	155.1	18%	150.1	16%	3%
Non-GAAP EBIT	$177.8		$244.3		(27)%	(22)%	(5)%

(a) All Specified Items are included in Corporate and Other.

•
First quarter EBIT was 3% above the prior year quarter on a reported basis. Excluding Specified Items, non-GAAP EBIT on a constant dollar basis was 22% below the prior year quarter primarily due to reduced gross profit from lower sales. EBIT was also adversely impacted by a lower gross margin percentage compared to the prior year quarter as higher costs for new premium products, increased trade investments and adverse foreign exchange were only partially offset by benefits from lower dairy costs and price increases. EBIT in the quarter was also negatively impacted by increased advertising and promotion spending, primarily in Asia. Fuel for Growth resulted in approximately $4 million of lower operating expenses in 2017 compared to the prior year quarter.

•
In Asia, first quarter EBIT decreased 31% on a reported basis and 27% on a constant dollar basis when compared to the prior year quarter. The decrease in EBIT was primarily due to lower sales and the Company's strategic investments to reshape the product portfolio and channel mix in China and the adverse dynamics in the Philippines referenced above.

•
In Latin America, first quarter EBIT decreased 2% on a reported basis but increased 13% on a constant dollar basis when compared to the prior year quarter. The improvement on a constant dollar basis was driven by increased sales while the adverse impact of foreign exchange was predominantly due to the depreciation of the Mexican Peso.

•
In North America/Europe, first quarter EBIT decreased 16% on a reported basis and 15% on a constant dollar basis. The decrease in EBIT was primarily due to reduced gross profit from lower sales and higher advertising and promotion investments in support of the Enfa product line in the U.S. compared to the prior year quarter.

•
Corporate and Other expenses for the first quarter were 50% lower than the prior year quarter on a reported basis. The prior year quarter included $78.2 million of charges associated with the devaluation and impairment of assets in Venezuela. Excluding the impact of Specified Items, Corporate and Other expenses were in line with the prior year quarter.

Cash Flow Items and Liquidity

•
Cash and cash equivalents were $1,724.4 million at March 31, 2017 compared to $1,795.4 million at December 31, 2016. The company's net debt was $1,253.4 million at March 31, 2017, consisting of debt of $2,977.8 million less cash and cash equivalents.

•
Cash generated from operating activities was $196.4 million for 2017 compared to $160.1 million in the prior year period. Cash flows for the quarter ended March 31, 2017 benefited from lower receivables of approximately $23 million, primarily in China.

•	Cash used in investing activities included capital expenditures of $48.5 million for the first quarter of 2017 primarily related to production facilities in North America, Latin America and Europe.

•
Cash used in financing activities was $74.6 million for 2017 compared to $77.0 million in the prior year. Dividend payments were lower in 2017 due to the retirement of shares repurchased during 2016. Long-term debt was approximately $3.0 billion as of March 31, 2017 and December 31, 2016.

•	The Company had restricted cash of $152.5 million as of March 31, 2017 in anticipation of finalizing an acquisition of assets from Bega Cheese Limited.

•
Interest expense, net, for the three months ended March 31, 2017 was $27.1 million, an increase from $26.2 million in prior year period due to an increase in the floating interest rate on our fixed-to-floating swaps for the 2019 and 2020 notes.

Outlook

In view of the proposed merger agreement with Reckitt Benckiser Group plc (RB) announced on February 10, 2017, we will not be hosting an investor conference call to discuss this quarter’s or subsequent financial results. In addition, given the proposed merger, we believe the previously-issued guidance for Mead Johnson as a standalone entity is no longer applicable. The transaction, which is subject to customary closing conditions including regulatory approvals in several jurisdictions and approval by both Mead Johnson’s and RB’s shareholders, is expected to close in the third quarter of 2017.

Kasper Jakobsen continued, “We expect significant benefits from the proposed merger with Reckitt Benckiser, including benefits from scale, potential geographic expansion, and increased resilience within a diversified group to help strengthen our business. Hence, our 2017 annual earnings guidance is no longer applicable and will not be updated.”

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition ("Mead Johnson" or the "Company"), develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The Company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The Company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the Company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the Company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where the Company operates; (10) changing consumer preferences; (11) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the Company’s ability to advertise its products, maintain product margins, or negatively impact the Company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products.

In addition, this release contains certain statements with respect to a transaction involving the Company and Reckitt Benckiser Group plc that are also forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties related to the transaction include, but are not limited to: the possibility that the transaction will not be consummated or delays in consummating the transaction; adverse transaction on the market price of the Company's common stock and on the Company's operating results because of a failure to complete the transaction; negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of the Company's stock; unanticipated difficulties or expenditures relating to the transaction; legal proceedings instituted against the Company and others in connection with the transaction; disruptions of current plans and operations caused by the announcement and pendency of the transaction; potential difficulties in employee retention as a result of the announcement and pendency of the transaction; and the response of customers, distributors, suppliers and competitors to the announcement of the transaction.

For additional information regarding these and other factors, see the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

Mead Johnson’s investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson’s website at www.meadjohnson.com or by contacting Mead Johnson:

Investors: Kathy MacDonald, 312-466-8900, kathy.macdonald@mjn.com; or

Media: Christopher Perille, 312-466-5814, chris.perille@mjn.com

Participants in the Solicitation

Mead Johnson and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in Amendment No. 1 to the Company's Annual Report on Form 10-K, which was filed with the SEC on March 13, 2017, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which have been or will be filed by Mead Johnson with the SEC.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
NET SALES	$883.5	$962.1
Cost of Products Sold	330.2	347.6
GROSS PROFIT	553.3	614.5
Operating Expenses:
Selling, General and Administrative	193.7	198.9
Advertising and Promotion	160.3	151.8
Research and Development	21.4	25.4
Other (Income)/Expenses—net	22.8	88.3
EARNINGS BEFORE INTEREST AND INCOME TAXES	155.1	150.1

Interest Expense—net	27.1	26.2
EARNINGS BEFORE INCOME TAXES	128.0	123.9

Provision for Income Taxes	10.4	47.2
NET EARNINGS	117.6	76.7
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(2.3)	4.0
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$119.9	$72.7
Earnings per Share—Basic
Net Earnings Attributable to Shareholders	$0.65	$0.39
Earnings per Share—Diluted
Net Earnings Attributable to Shareholders	$0.65	$0.39

Weighted Average Shares—Diluted	183.9	186.7
Dividends Declared per Share	$0.4125	$0.4125

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,724.4	$1,795.4
Restricted Cash	152.5	—
Receivables—net of allowances of $4.4 and $4.4, respectively	355.0	369.0
Inventories - net	498.5	473.5
Income Taxes Receivable	26.1	8.3
Prepaid Expenses and Other Assets	60.8	60.4
Total Current Assets	2,817.3	2,706.6
Property, Plant and Equipment – net	963.6	948.6
Goodwill	113.1	108.9
Other Intangible Assets – net	43.9	46.0
Deferred Income Taxes – net of valuation allowance	148.4	143.1
Other Assets	140.8	134.5
TOTAL	$4,227.1	$4,087.7
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-Term Borrowings	$4.5	$3.9
Accounts Payable	536.0	515.8
Dividends Payable	76.3	76.0
Accrued Expenses	216.2	194.7
Accrued Rebates and Returns	415.0	417.4
Deferred Income	10.9	12.4
Income Taxes Payable	49.9	24.0
Total Current Liabilities	1,308.8	1,244.2
Long-Term Debt	2,973.3	2,976.2
Deferred Income Taxes	6.0	6.2
Pension and Other Post-employment Liabilities	99.2	104.2
Other Liabilities	232.6	229.0
Total Liabilities	4,619.9	4,559.8
COMMITMENTS AND CONTINGENCIES

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 188.6 and 188.3 issued, respectively	1.9	1.9
Additional Paid-in/(Distributed) Capital	(499.5)	(514.0)
Retained Earnings	812.4	773.4
Treasury Stock – at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(383.3)	(411.4)
Total Shareholders’ Equity/(Deficit)	(431.1)	(512.7)
Noncontrolling Interests	38.3	40.6
Total Equity/(Deficit)	(392.8)	(472.1)
TOTAL	$4,227.1	$4,087.7

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$117.6	$76.7
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	25.8	24.9
Impairment of Long-Lived Assets	—	45.9
Other Non-Cash Items	(12.6)	36.0
Changes in Assets and Liabilities	65.7	(23.4)
Pension and Other Post-employment Benefit Contributions	(0.1)	—
Net Cash Provided by Operating Activities	196.4	160.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(48.5)	(55.6)
Proceeds from Sale of Property, Plant and Equipment	0.1	0.1
Net Cash Used in Investing Activities	(48.4)	(55.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	0.6	0.4
Repayments of Short-term Borrowings	—	(0.1)
Debt Issuance Costs	—	(0.1)
Payments of Dividends	(75.9)	(77.4)
Stock-based Compensation related Proceeds and Excess Tax Benefits	5.4	3.7
Stock-based Compensation Tax Withholdings	(4.7)	(3.5)
Net Cash Used in Financing Activities	(74.6)	(77.0)
Effects of Changes in Exchange Rates on Cash, Cash Equivalents and Restricted Cash	8.1	(26.7)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	81.5	0.9
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of Period	1,795.4	1,701.4
End of Period	$1,876.9	$1,702.3

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

This news release contains non-GAAP financial measures, each of which is listed in the tables below. The items included in GAAP measures, but excluded for the purpose of determining the non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow below.

Constant Dollar
Certain measures in this release are presented excluding the impact of foreign currency exchange (constant dollar). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. The company believes that these constant dollar measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets. The primary currencies which impact the company are: the Argentine peso, the Chinese renminbi, the Hong Kong dollar, the Mexican peso and the Philippine peso.

Specified Items
Non-GAAP measures presented within this release exclude Specified Items. The company considers Specified Items to be significant income/expense items as not indicative of underlying operating results, including the related tax effect. See the following pages for a description of Specified Items and the related tax effect.

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

Constant dollar net sales

	Three Months Ended March 31,		% Change
Net Sales	2017	2016	Reported	Foreign Exchange	Constant Dollar
Asia	$434.1	$500.6	(13)%	(3)%	(10)%
Latin America	156.2	160.3	(3)%	(9)%	6%
North America/Europe	293.2	301.2	(3)%	(1)%	(2)%
Net Sales	883.5	962.1	(8)%	(3)%	(5)%
Impact of Foreign Exchange	28.8
Constant Dollar Sales	$912.3

Non-GAAP constant dollar gross margin

	Three Months Ended March 31,
	2017		2016
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change
GAAP Gross Profit and Gross Margin	$553.3	62.6%	$614.5	63.9%	(1.3)%
Pension Remeasurement (a)	—	—%	2.1	0.2%
Non-GAAP Gross Profit and Gross Margin	553.3	62.6%	616.6	64.1%	(1.5)%
Foreign currency impact	26.8	1.0%	—
Non-GAAP Constant Dollar Gross Profit and Gross Margin	$580.1	63.6%	$616.6	64.1%	(0.5)%

Constant dollar segment EBIT

	Three Months Ended March 31,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2017	2016	Reported	Foreign Exchange	Constant Dollar
Asia	$116.8	$169.1	(31)%	(4)%	(27)%
Latin America	39.8	40.8	(2)%	(15)%	13%
North America/Europe	69.0	82.0	(16)%	(1)%	(15)%

Non-GAAP EBIT and constant dollar EBIT

	Three Months Ended March 31,		% Change
	2017	2016	Reported
EBIT	$155.1	$150.1	3%
Fuel for Growth (b)	9.9	9.1
Merger (c)	6.8	—
Real Estate (e)	6.0	—
Venezuela (d)	—	78.2
Pension Remeasurement (a)	—	6.1
All Other (f)	—	0.8
Non-GAAP EBIT	177.8	244.3	(27)%
Foreign currency impact	13.3	—
Non-GAAP Constant Dollar EBIT	$191.1	$244.3	(22)%

Non-GAAP diluted EPS

	Three Months Ended March 31,
	2017	2016	% Change
GAAP EPS-Diluted	$0.65	$0.39	67%
Fuel for Growth (b)	0.05	0.04
Merger (c)	0.02	—
Real Estate (e)	0.02	—
Venezuela (d)	—	0.42
Pension Remeasurement (a)	—	0.02
Non-GAAP EPS *	$0.74	$0.87	(15)%
Foreign currency impact	0.06
Non-GAAP Constant Dollar EPS-Diluted	$0.80	$0.87	(8)%
* Figures may not sum due to rounding.

Consolidated Net Debt

March 31, 2017
Short-term borrowings	$4.5
Long-Term Debt	2,973.3
Total Debt	2977.8
Less: Cash and cash equivalents	1,724.4
Net debt	$1,253.4

(a) Pension Remeasurement: When incurred, gains and losses related to the remeasurement of defined benefit pension and post-employment benefit plans are classified as Specified Items and excluded from non-GAAP performance measures. Pension remeasurement reflects changes in the pension assets and liabilities above what was estimated and included in periodic costs. Factors beyond our control such as changes in discount rates, market volatility and mortality assumptions drive the remeasurement amount. The majority of our pension and post-employment plans are frozen, and therefore the benefit provided to such employees is not related to our underlying operations.

(b) Fuel for Growth: The Company approved a plan to implement a business productivity program referred to as “Fuel for Growth,” during the third quarter of 2015, which is anticipated to be implemented over a three-year period. Fuel for Growth is designed to improve operating efficiencies and reduce costs. Fuel for Growth is expected to improve profitability and create additional investments behind brand building and growth initiatives. Fuel for Growth focuses on the optimization of resources within various operating functions and certain third party costs across the business.

(c) Merger: Includes costs incurred by the Company associated with the proposed merger with Reckitt Benckiser.

(d) Venezuela: Foreign exchange losses, long-lived asset impairments and other asset write-offs in Venezuela.

(e) Real Estate: Includes costs related to the relocation of an office within the U.S., such as contract termination fees and accelerated amortization on leasehold improvements from the vacated property.

(f) All Other: Primarily includes specified items related to legal, settlement and related costs, severance and other expenses.